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                  [Rothstein, Kass & Company, P.C. Letterhead]

         CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Registration Statement of our report dated February 3, 2003, relating to the financial statements of Quadriga Partners, LP, and to the reference of our Firm under the caption "Experts" in the Prospectus.


                                             /s/ Rothstein, Kass & Company, P.C.


Roseland, New Jersey
July 22, 2003